Exhibit 10.17
LEASE TERMINATION AGREEMENT
This LEASE TERMINATION AGREEMENT (this “Agreement”) is effective as of the 30th day of January, 2026 (the “Effective Date”), by and among STARBOARD PLATFORM BRIGHTON JV, LLC, a Delaware limited liability company (the “Landlord”), and AMPRIUS TECHNOLOGIES, INC., a Delaware corporation (the “Tenant”; together with Landlord, the “Parties” and each a “Party”)
RECITALS:
    A.    Landlord and Tenant have entered into that certain Lease dated April 15, 2023, as amended by that certain First Amendment to Lease dated December 4, 2023 (collectively, the “Lease”), pursuant to which Landlord leased those certain premises (the “Premises”) to Tenant consisting of approximately 774,155 rentable square feet of that certain improved real property located at 4353 East Bromley Lane, Brighton, Colorado 80601 (formerly known as, and referenced in the Lease as, 18875 East Bromley Lane, Brighton, Colorado 80601). The Premises are more particularly described in the Lease.

B.    Tenant has requested that Landlord agree to terminate the Lease, as well as any other rights, interests, or obligations Tenant may have with respect to the Premises or any other premises at the Building prior to the Expiration Date set forth in the Lease and Landlord has agreed to such request upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, and the mutual promises contained herein, the adequacy of which are hereby acknowledged by the Parties, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.Recitals. Landlord and Tenant hereby agree that the recitals set forth hereinabove are true and correct and incorporated into this Agreement.

2.Capitalized Terms. The parties agree that the capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings ascribed to such terms in the Lease.

3.Lease Termination. Landlord and Tenant hereby agree to terminate the Lease as of 11:59 p.m. on January 31, 2026 (the “Termination Date”) so long as the Termination Conditions (defined in Section 5 below) are either fully satisfied in Landlord's reasonable judgment or are waived in writing by Landlord, and thereafter Tenant and Landlord shall have no further rights, obligations or claims with respect to each other arising from the Lease.

4.Termination of Construction Allowance, Extension Term options, and Right of First Refusal. Tenant hereby agrees that effective as of the date of this Agreement, any and all (i) options of any nature or kind granted to Tenant under the Lease, including without limitation, options to extend the term of the Lease (specifically including the Extension Term(s) set forth in Section 3 of the Lease), (ii) rights of first refusal and/or first offer granted to Tenant under the
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Lease (specifically including the Right of First Refusal set forth in Section 38 of the Lease), and (iii) amounts or credits which may be owed by Landlord (specifically including the Construction Allowance as set forth in the Work Letter of the Lease) or may become due and owing in the future by Landlord pursuant to the Lease shall be of no further force or effect and Landlord shall have no obligation or liability therefor.

5.Termination Conditions. The following conditions shall be conditions precedent to the termination of the Lease and the effectiveness of this Agreement (collectively, the “Termination Conditions”):

    A.    Execution of this Agreement. Landlord and Tenant shall have fully executed this Agreement in form satisfactory to Landlord.

    B.    Continued Performance by Tenant. From the date of this Agreement through the Termination Date, Tenant shall fully and faithfully perform all obligations required to be performed by Tenant under the Lease, as and when the Lease requires such obligations to be performed and there shall not occur any default or breach of the Lease by Tenant, beyond any applicable notice and cure periods, if any, set forth therein.

    C.    Vacation and Surrender. Tenant shall vacate and surrender the Premises in its “as-is” condition; provided, however, Tenant shall remove all of its personal property. Tenant shall return to Landlord care of Cushman & Wakefield (Attn: Zach Rondeau) at 1401 Lawrence Street, Suite 1100, Denver, CO 80202 - Tel: (303) 575-1552, all keys to the Premises, the Building, Tenant’s mailbox and all other keys used by Tenant in connection with its use and occupancy of the Premises.

    D.    Payment of Termination Fee. As consideration for Landlord's agreement to permit Tenant to terminate the Lease, Tenant shall remit to Landlord the sum of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) (the “Termination Fee”). The Termination Fee shall be made payable to Landlord in lawful money of the United States of America by wire transfer to Landlord’s account at BOKF in accordance with the instructions attached hereto at Exhibit A.

    E.    Payment of Outstanding Maintenance Expenses. Payment to Landlord in the amount of FORTY-ONE THOUSAND NINE HUNDRED EIGHTY AND 62/100 DOLLARS ($41,980.62) for reimbursement to Landlord for expenses incurred by Landlord for repairs and maintenance to the Premises previously performed and paid for by Landlord on Tenant’s behalf (the “Outstanding Maintenance Expenses”), as more specifically itemized at Exhibit B attached hereto. Tenant’s reimbursement to Landlord for the Outstanding Maintenance Expenses shall be made payable to Landlord in lawful money of the United States of America by wire transfer to Landlord’s account at BOKF in accordance with the instructions attached hereto at Exhibit A.

If any or all of the Termination Conditions are not satisfied to the reasonable satisfaction of Landlord, in Landlord’s reasonable judgment, then, within five (5) days following the Termination Date, Landlord may terminate this Agreement in writing and reinstate the Lease with respect to the Premises, whereupon this Agreement shall be of no further force or effect and Landlord shall immediately refund any portion of the Termination Fee paid by Tenant hereunder. If Landlord does not provide notice within such five (5) day period, this Agreement shall remain in effect and the Termination Date shall be deemed to have occurred on the date set forth in Section 3, above. Tenant and Landlord hereby acknowledge and agree that the Termination Conditions are intended to be solely for the benefit of Landlord and thus such Termination Conditions may only be waived or considered satisfied by Landlord (which Landlord shall have the right but not the obligation to do).
6.Security Deposit. Security Deposit. Subject to Tenant’s satisfaction of the Termination Conditions, the Letter of Credit shall be returned to Tenant not later than five (5) days following the Termination Date. Landlord shall take any action and deliver such documents as reasonably required by the bank that issued the Letter of Credit to terminate the same and release the funds held thereunder.
7.Representations and Warranties.
A.Landlord and Tenants each hereby represents and warrants to each other that such Party has not assigned, subleased, or transferred any of its interests in the Premises or the Lease to any other entity or person.
B.Each Party hereby represents and warrants to the other Party that (i) such Party has the full right, power, and authority to execute, deliver, and perform the obligations under this Agreement and each individual signing on behalf of such Party was and continues to be authorized to do so; and (ii) such Party’s execution of this Agreement does not result in the violation of any law or the breach of any agreement to which such Party is bound.
8.Tenant Indemnity. Tenant utilized the services of Jones Lang LaSalle Americas, Inc. (“Tenant Broker”) in connection with the negotiation and execution of the Lease. The Lease contemplates that Landlord, through its representative agent, Cushman & Wakefield of Colorado, Inc. (“Landlord Broker”), shall pay a commission to Tenant Broker as is agreed to by the parties per a separate agreement. Through the Landlord Broker, Landlord has paid the first half of the leasing commission to Tenant Broker. Certain conditions precedent to Landlord being obligated to make additional payments of leasing commissions to Tenant Broker and Landlord Broker have not been satisfied by Tenant and will not be satisfied by Tenant, therefore no further payment of leasing commissions will be required to be made by Landlord to Tenant Broker and Landlord Broker. Notwithstanding the foregoing, Tenant Broker claims or may claim further leasing commissions are or may become due and payable arising from its representation of Tenant in regard to the negotiation and execution of the Lease. Landlord and Tenant agree that Landlord has no obligation to make any further commission payment to Tenant Broker. Notwithstanding the terms and provisions of Section 33 of the Lease, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord and at Tenant's sole cost) and hold harmless Landlord, and its affiliates, members, partners, officers, directors, employees, agents, successors, grantees, assigns and Landlord’s Lender from any and all claims, demands, liabilities, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature arising from Tenant Broker’s claim for any additional commission in connection with its representation of Tenant in connection with the negotiation and execution of the Lease. This covenant of indemnity shall survive the termination of the Lease.
9.Release by Tenant. Except as otherwise provided herein, upon and subject to and conditioned upon Landlord’s compliance with the terms of this Agreement, Tenant (for itself and any other party that may claim through or under Tenant) hereby releases and forever discharges the Landlord Released Parties from any and all Released Matters, including any Released Matters arising out of or caused by the acts or omissions of any Landlord Released Party or any act or event suffered to be done by any Landlord Released Party prior to and including the Termination Date. “Released Matters” means all actions, causes of action, judgments, executions, suits, investigations, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character that arise out of or are connected to the Lease or any of the transactions associated therewith, in each case heretofore or hereafter accruing, known or unknown, direct or indirect, existing at law or in equity, of whatsoever kind or nature. “Landlord Released Parties” means Landlord and its affiliates, members, partners, officers, directors, employees, agents, grantees, and Landlord’s Lender, and each of their successors and assigns.
10.Release by Landlord. Except as otherwise provided herein, upon and subject to and conditioned upon Tenant’s compliance with the terms of this Agreement, effective as of the Termination Date, Landlord (for itself and any other party that may claim through or under Landlord) agrees that without further acts, Tenant, and its affiliates, members, partners, officers, directors, employees, agents, successors, grantees, and assigns (the “Tenant Released Parties”), shall be released and forever discharged from any and all Released Matters, including any Released Matters arising out of or caused by the acts or omissions of any Tenant Released Party or any act or event suffered to be done by any Tenant Released Party prior to and including the Termination Date. The foregoing release shall not apply to Tenant’s obligations under this Agreement. In giving the foregoing releases, Landlord and Tenant expressly waive the benefit of any statutory provision or decisional law, if any, that would preclude the extension of this release to claims which Landlord or Tenant did not know or suspect to exist at the time of execution of this Agreement.
11.SNDA. Tenant acknowledges that it (or its affiliate) entered into and caused to be recorded against the Property a Subordination, Non‑Disturbance and Attornment Agreement (the “SNDA”) for the benefit of Tenant and Landlord’s Lender, pursuant to Section 23 of the Lease. Effective as of the Termination Date, Tenant’s leasehold estate and all of Tenant’s rights under the Lease are terminated and extinguished, and Tenant shall have no further right, title or interest in or to the Premises or the Building.
Landlord represents and warrants that it has obtained Landlord’s Lender’s consent to this Agreement. Tenant agrees to reasonably cooperate with Landlord and Landlord’s Lender in causing the SNDA to be released of record, including, without limitation, by executing, acknowledging and delivering to Landlord or Landlord’s Lender any reasonable release, termination, consent, or other instrument that Landlord or Landlord’s Lender may reasonably request to evidence the termination of Tenant’s rights under the SNDA and the Lease and to remove the SNDA from the title records for the Property. Tenant’s obligations under this Section shall survive the Termination Date.
12.Attorneys’ Fees. In the event of any legal action or proceeding brought by any Party against another Party arising out of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action (including, without limitation, all costs of appeal), and such amount shall be included in any judgment rendered in such proceeding.
13.Entire Agreement. This Agreement contains all of the agreements of the Parties hereto with respect to the subject matter hereof and no prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose. No provision of this Agreement may be amended except by an express agreement in writing signed by the Parties hereto or their respective successors-in-interest.
14.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Executed counterparts may be transmitted by telecopy, email, or other electronic means, including facsimile signatures (e.g., .pdf files) and digital signatures using digital signature software that electronically captures, or otherwise allows a signatory to adopt, an identifying mark as such person’s signature to this Agreement (e.g., Docusign®) and any Agreement so transmitted or executed shall be deemed original.
15.Invalidity. If any covenant, condition, or provision herein contained is held to be invalid by final judgment of any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not in any way affect any other covenant, condition, or provision herein contained.
16.Binding Effect; Controlling Agreement; Governing Law. The terms and provisions hereof shall be binding upon and inure to the benefit of the Parties hereto, their transferees, representatives, successors and assigns. In the event of a conflict between the terms and provisions of this Agreement and those contained in the Lease the terms and provisions of this Agreement shall control. This Agreement and the rights and duties of the Parties hereto shall be controlled by and interpreted in accordance with the laws of the State in which the Premises are located.
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WHEREAS, the Parties have executed this Agreement as of the Effective Date set forth above.

TENANT: Amprius Technologies, Inc. a Delaware corporation By:/s/ Ricardo C. Rodriguez Name: Ricardo C. Rodriguez Title: Chief Financial Officer Date: 01/30/2026
LANDLORD:

Starboard Platform Brighton JV, LLC,
a Delaware limited liability company

By:    Starboard Colorado LLC
    a Colorado limited liability company,
    its Manager

    By:/s/ Dan Vittone
    Name: Dan Vittone
    Title: Manager

    Date:    01/29/2026

Exhibit A

Wire Instructions

            BOK FINANCIAL
            6242 E. 41ST STREET
            TULSA, OK 74135

            ABA # 101015101

            STARBOARD PLATFORM BRIGHTON JV LLC
            1301 Dove Street, Suite 1080
            Newport Beach, CA 92660

             ACCOUNT #8097773026

Exhibit B

Invoices evidencing Outstanding Maintenance Expenses

(see attached)